Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2011 Stock Incentive Plan and the Amended and Restated 2002 Employee Stock Purchase Plan of Ceva, Inc. of our reports dated February 27, 2025, with respect to the consolidated financial statements of Ceva, Inc. and the effectiveness of internal control over financial reporting of Ceva, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	Kost Forer Gabbay & Kasierer
May 5, 2025	A Member of EY Global